Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Packaging Corporation of America (Form S-3 No. 333-191713, Form S-8 No. 333-179620 and Form S-8 No. 333-159576) of our report dated February 28, 2014, except for Note 2, as to which the date is May 9, 2014, with respect to the consolidated financial statements and schedule of Packaging Corporation of America, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2015